Exhibit 23

Consent of Independent Registered Public Accounting Firm

Interface, Inc. and Subsidiaries

Atlanta, Georgia

We hereby consent to the incorporation by reference in the Company’s previously filed registration statements on Form S-3 (No. 333-46611; and No. 333-134168) and Form S-8 (No. 333-10377; No. 333-38675; No. 333-38677; No. 333-93679; No. 333-66956; No. 333-120813; No. 333-135781; and No. 333-168373) of Interface, Inc. and Subsidiaries of our reports dated March 2, 2017, relating to the consolidated financial statements and the financial statement schedule, and the effectiveness of Interface, Inc. and Subsidiaries’ internal control over financial reporting, which appears in this Form 10-K.

/s/ BDO USA, LLP

Atlanta, Georgia

March 2, 2017